Gyrodyne Co. of Am., Inc. v State of New York
2011 NY Slip Op 08562
Decided on November 22, 2011
Appellate Division, Second Department
Published by New York State Law Reporting Bureau pursuant to Judiciary Law § 431.
This opinion is uncorrected and subject to revision before publication in the Official Reports.

Decided on November 22, 2011

SUPREME COURT OF THE STATE OF NEW YORK
APPELLATE DIVISION : SECOND JUDICIAL DEPARTMENT

PETER B. SKELOS, J.P.
RUTH C. BALKIN
JOHN M. LEVENTHAL
PLUMMER E. LOTT, JJ.

2010-08950
2011-02295
2011-02298

[*1]Gyrodyne Company of America, Inc., respondent,

v

State of New York, appellant. (Claim No. 112279)

Eric T. Schneiderman, New York, N.Y. (Benjamin Gutman and Robert C. Weisz of counsel), for appellant.
Robinson & Cole, LLP, New York, N.Y. (Joseph L. Clasen and Thomas J. Donlon of counsel), for respondent.

DECISION & ORDER

In a claim pursuant to EDPL article 5 for damages arising from the acquisition of real

property, the State of New York appeals from (1) a judgment of the Court of Claims (Lack, J.), dated August 17, 2010, which, upon a decision of the same court dated June 21, 2010, made after a nonjury trial, is in favor of the claimant and against it in the principal sum of $125,000,000, representing an award of just compensation for the direct appropriation of the claimant's real property, (2) an order of the same court dated December 14, 2010, which granted the claimant's motion pursuant to EDPL 701 for an award of costs, disbursements, and expenses in the sum of $1,474,940.67, and (3) a money judgment of the same court dated February 9, 2011, which, upon the order, is in favor of the claimant and against it in the principal sum of $1,474,940.67.

ORDERED that the appeal from the order is dismissed, as the order was superseded by the money judgment dated February 9, 2011; and it is further,

ORDERED that the judgment and the money judgment are affirmed; and it is further,

ORDERED that one bill of costs is awarded to the respondent.

The measure of damages in a case involving the partial taking of real property is the difference between the value of the entirety of the premises before the taking and the value of the remainder after the taking (*see Diocese of Buffalo v State of New York*, 24 NY2d 320, 323; *Chester Indus. Park Assoc., LLP v State of New York*, 65 AD3d 513). " The measure of damages must reflect the fair market value of the property in its highest and best use on the date of the taking, regardless of whether the property is being put to such use at the time'" (*Chester Indus. Park Assoc., LLP v State of New York*, 65 AD3d at 514, quoting *Chemical Corp. v Town of E. Hampton*, 298 AD2d 419, 420).

The trial court properly rejected the appraisal submitted by the State of New York, since the evidence demonstrated that the highest and best use of the property was as a residential development, as the claimant's expert concluded, and not as a light industrial development, as the State's expert opined (*see Matter of City of New York* [*Broadway Cary Corp.*], 34 NY2d 535; *Matter of Consolidated Edison Co. of N.Y. v Neptune Assoc.*, 190 AD2d 669). Having rejected the State's [*2]appraisal, the trial court was bound to either accept the claimant's appraisal or explain the basis for any departure (*see Matter of City of New York* [*Reiss*], 55 NY2d 885, 886; *Matter of City of New York v Estate of Levine*, 196 AD2d 654; *Matter of City of New York*, 94 AD2d 724, *affd* 61 NY2d 843).

Here, the trial court properly accepted the claimant's appraisal. The claimant's appraiser sufficiently and credibly explained the basis for his limited adjustments to the valuation of comparable properties on which his appraisal was based, including, among others, three separate downward adjustments to reflect the risk, time, and cost of obtaining a change of zoning and the need for government approvals, and an adjustment for additional development costs which would be required on the subject property due to the need to hook up to a sewage treatment plant (*see Matter of City of New York v Estate of Levine*, 196 AD2d 654; *Matter of County of Dutchess* [*285 Mill St.*], 186 AD2d 891; *cf. Matter of City of Rochester v Dray*, 60 AD2d 766). While the State argues that these adjustments were too small to accurately reflect these costs, "the State offered no precise proof on this subject and the court was justified in accepting the amount established by claimant" (*Valley Stream Lawns v State of New York*, 9 AD2d 149, 152). Further, the proposed density of the residential development, which formed the basis for the damages award, was supported by the evidence. Finally, there was no evidence submitted at the trial that the presence of certain railroad tracks on the property affected its value. Accordingly, the trial court properly declined to make any downward adjustment to the value of the subject property to account for the impact of the railroad tracks (*see Matter of City of New York* [*A. & W. Realty Corp.*], 1 NY2d 428, 432).

In light of our determination on the appeal from the judgment, the money judgment awarding the claimant an additional allowance for actual and necessary costs, disbursements, and expenses pursuant to EDPL 701 must also be affirmed.
SKELOS, J.P., BALKIN, LEVENTHAL and LOTT, JJ., concur.

ENTER:

Matthew G. Kiernan

Clerk of the Court

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